$486,000,000 (Approximate)

Long Beach Acceptance Auto Receivables Trust 2007-A
Class A-1, Class A-2, Class A-3 and Class A-4

Long Beach Acceptance Corp.
Sponsor and Servicer

Long Beach Acceptance Receivables Corp.
Depositor

March 12, 2007

DISCLAIMER

Long Beach Acceptance Receivables Corp. and Long Beach Acceptance Receivables Corp. II, as co-registrants, have filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the co-registrants have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-422-2006. The registration statement referred to above may be accessed by clicking on the following hyperlink: http://www.sec.gov/Archives/edgar/data/1348351/000114420406012923/0001144204-06-012923-index.htm

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

Summary Free Writing Prospectus	Date Prepared: March 12, 2007

Long Beach Acceptance Auto Receivables Trust 2007-A

$486,000,000 (Approximate)

$486,000,000 Class A Notes 1

(Note: This Free Writing Prospectus has been prepared to assist prospective investors in the Class A Notes only; references to the Certificates are provided solely for informational purposes.)

Class	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Principal Amount(1)	$ 100,000,000	$ 145,000,000	$ 98,000,000	$ 143,000,000
Class Percentage	20.32%	29.46%	19.91%	29.06%
Initial Credit Support(2)	Policy issued by Financial Security Assurance Inc. (“FSA”)	Policy issued by FSA	Policy issued by FSA	Policy issued by FSA
Expected Rating (Moody’s/S&P)	P-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Coupon Rate	TBD	TBD	TBD	TBD
Pool APR	12.2723%	12.2723%	12.2723%	12.2723%
Originator/Servicer/Custodian	Long Beach Acceptance Corp. (“LBAC”)	LBAC	LBAC	LBAC
Indenture Trustee/Back-up Servicer/Collateral Agent/Trust Collateral Agent	Wells Fargo Bank, National Association (“Wells Fargo”)	Wells Fargo	Wells Fargo	Wells Fargo
Owner Trustee	Wilmington Trust Company (“Wilmington”)	Wilmington	Wilmington	Wilmington
Pricing Prepayment Speed	1.70 ABS	1.70 ABS	1.70 ABS	1.70 ABS
Projected Weighted Average Life to Call	0.28 Years	1.00 Years	2.00 Years	3.22 Years
Pricing Benchmark	3 Month LIBOR	EDSF	Swaps	Swaps
Expected Closing Date	March 22, 2007	March 22, 2007	March 22, 2007	March 22, 2007
Expected Settlement Date	March 22, 2007	March 22, 2007	March 22, 2007	March 22, 2007
Payment Dates	15th day of each month	15th day of each month	15th day of each month	15th day of each month
Record Date	Last day of the Accrual Period	Last day of the Accrual Period	Last day of the Accrual Period	Last day of the Accrual Period
Interest Accrual & Delay Days	Actual/360 - - 0	30/360 - - 0	30/360 - - 0	30/360 - - 0
Final Scheduled Payment Date	April 2008	November 2010	October 2011	January 2014
ERISA Eligible	Yes	Yes	Yes	Yes

1.	Subject to a variance of +/- 5%.
2.
The Class A Notes have the benefit of (a) an insurance policy (the “Policy”) to be issued by FSA as the Note Insurer which will guarantee Scheduled Payments of the Class A Notes, (b) funds, if any, on deposit from time to time in the Spread Account, (c) funds, if any, on deposit from time to time in the Supplemental Enhancement Account and (d) Overcollateralization, if any. Payments to the Class A Noteholders on each Payment Date will be funded, first, from collections on the Receivables (including excess spread) plus amounts from any Mandatory Special Redemption, second, from withdrawals from the Spread Account, third, from withdrawals from the Supplemental Enhancement Account and fourth, from draws on the Policy.

The Issuing Entity:
Long Beach Acceptance Auto Receivables Trust 2007-A (the “Issuing Entity”) will be formed pursuant to a Trust Agreement between Long Beach Acceptance Receivables Corp. (the “Depositor”), a wholly-owned subsidiary of Long Beach Acceptance Corp. (“LBAC”), and Wilmington Trust Company (the “Owner Trustee”).

Effective January 1, 2007, AmeriCredit Financial Services, Inc., a subsidiary of AmeriCredit Corp., a publicly held company, purchased 100% of the issued and outstanding shares of the common stock of LBAC. AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately one million customers and $12 billion in managed auto receivables. AmeriCredit was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Pledged Property:
The property pledged by the Issuing Entity to the Indenture Trustee for the benefit of the Noteholders, the Note Insurer and the Class C Certificateholder (the “Pledged Property”) will include (i) a pool of retail installment sale contracts (the “Contracts”) originated by LBAC (the “Initial Receivables”) secured by the new and used automobiles, vans, sport utility vehicles and light-duty trucks financed thereby (the “Financed Vehicles”) expected to total approximately $413,615,839 in principal amount (the “Original Pool Balance”) as of February 28, 2007 (the “Initial Cut-off Date”) and monies on deposit in a trust account (the “Pre-Funding Amount”) which will be applied to purchase additional retail installment contracts (the “Subsequent Receivables”) on one or more subsequent transfer dates during the Funding Periods (each, a “Subsequent Transfer Date”) as of the related subsequent cut-off date (each a “Subsequent Cut-off Date”); (ii) all monies received on or after the Initial Cut-off Date with respect to the Initial Receivables and on or after each applicable Subsequent Cut-off Date with respect to Subsequent Receivables; (iii) the security interests in the Financed Vehicles; (iv) any proceeds of any physical damage insurance policies covering Financed Vehicles and any proceeds of any credit life or credit disability insurance policies relating to the Receivables or the obligors; (v) any dealer recourse (exclusive of any dealer charge-back obligation); (vi) property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and shall have been repossessed by or on behalf of the Issuing Entity; (vii) the legal files and receivable files related to the Receivables; (viii) the rights of the Issuing Entity under the Purchase Agreement and any Subsequent Transfer Agreement; (ix) all Recoveries and Liquidation Proceeds with respect to the Receivables; (x) refunds for the costs of extended service contracts and of certain unearned premiums with respect to Financed Vehicles or Obligors; (xi) all other assets comprising the trust estate, including, but not limited to, all funds on deposit from time to time in all accounts established, maintained and held as part of the trust estate, including without limitation, amounts, if any, in the Supplemental Enhancement Account (excluding re-investment earnings on amounts in the Supplemental Enhancement Account); (xii) all amounts and property from time to time held in or credited to the Lock-Box Account (as described in the Prospectus); and (xiii) all proceeds of the foregoing.

On or prior to June 22, 2007, the Subsequent Receivables having similar characteristics to the Initial Receivables will be added to the trust estate with an aggregate principal balance of approximately $78,536,059. As a result of the foregoing, the statistical distribution of the characteristics of the Receivables may vary from the initial distribution of such characteristics as presented herein, although such variance is not expected to be material.

The Notes:
The Issuing Entity will issue four classes of Asset-Backed Notes pursuant to an Indenture between the Issuing Entity and Wells Fargo, as Indenture Trustee, designated Class A-1 (the “Class A-1 Notes”), in an aggregate original principal amount of approximately $100,000,000, Class A-2 (the “Class A-2 Notes”), in an aggregate original principal amount of approximately $145,000,000, Class A-3 (the “Class A-3 Notes”), in an aggregate original principal amount of approximately $98,000,000 and Class A-4 (the “Class A-4 Notes”), in an aggregate original principal amount of approximately $143,000,000. The Class A-1, Class A-2, Class A-3 and Class A-4 Notes are collectively referred to herein as the “Class A Notes” or “Notes”, and will be issued in an aggregate original principal amount of approximately $486,000,000. The Notes will be secured by the Pledged Property as and to the extent provided in the Indenture. The Issuing Entity will also issue a certificate (the “Class R Certificate”) evidencing the right, subject to certain conditions described herein, to excess cash flow arising from the Receivables (as defined herein) and a certificate (the “Class C Certificate”) in an aggregate original principal balance equal to the original balance of the Supplemental Enhancement Account. The Certificates and the Notes are referred to herein collectively as the “Securities”. Only the Class A Notes are being offered by the Prospectus.

The aggregate original principal amount of the Class A-1 Notes will equal approximately 20.32% (the “Class A-1 Percentage”) of the sum of (a) the Original Pool Balance and (b) the Pre-Funding Amount as of the Closing Date. The aggregate original principal amount of the Class A-2 Notes will equal approximately 29.46% (the “Class A-2 Percentage”) of the sum of (a) the Original Pool Balance and (b) the Pre-Funding Amount as of the Closing Date. The aggregate original principal amount of the Class A-3 Notes will equal approximately 19.91% (the “Class A-3 Percentage”) of the sum of (a) the Original Pool Balance and (b) the Pre-Funding Amount as of the Closing Date. The aggregate original principal amount of the Class A-4 Notes will equal approximately 29.06% (the “Class A-4 Percentage”) of the sum of (a) the Original Pool Balance and (b) the Pre-Funding Amount as of the Closing Date.

Class A Notes will be available in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The Certificates:
The Issuing Entity will issue a Class C Certificate, which will receive interest as well as cashflow released from the Supplemental Enhancement Account and the Spread Account, if any, in each case subordinate in right of payment to the Notes to the extent described in the Sale and Servicing Agreement. The Class C Certificate will have an aggregate original principal balance of approximately $12,303,797, equal to the original balance of the Supplemental Enhancement Account, and with respect to any Payment Date will have a principal balance equal to the amount on deposit in the Supplemental Enhancement Account (as more fully described below) on the related Determination Date. The Class C Certificate is not being offered, and will initially be owned by Greenwich Capital Markets, Inc. (the “Class C Certificateholder”).

The Issuing Entity will also issue a Class R Certificate, which represents the equity ownership in the Issuing Entity and is subordinate in right of payment to the Notes and the Class C Certificate to the extent described in the Sale and Servicing Agreement. The Class R Certificate does not have a principal balance. The Class R Certificate is not being offered and will initially be held by the Depositor (the “Class R Certificateholder”).

Pre-Funding Account:
A Pre-Funding Account will be created with an initial deposit of approximately $78,536,059 (the “Pre-Funding Amount”). The Pre-Funding Account is designed solely to hold funds that will be used to purchase the Subsequent Receivables from the Depositor during the Funding Period.

The “Funding Period” will be the period from the Closing Date until the earliest to occur of (a) the date on which the remaining Pre-Funding Amount is less than $100,000, (b) the date on which an Event of Default (as described in the Prospectus) occurs or (c) the close of business on June 22, 2007.

The Class A Notes will be redeemed in part on the Payment Date immediately succeeding the date on which the Funding Period ends (the “Funding Period Payment Date”) in the event that any portion of the Pre-Funding Amount remains on deposit in the Pre-Funding Account after giving effect to the acquisition by the Depositor and sale to the Issuing Entity of all Subsequent Receivables, including any such acquisition and conveyance on the date on which the Funding Period ends (such redemption, a “Mandatory Special Redemption”).

Lead Underwriter:	Greenwich Capital Markets, Inc.

Co-Underwriter:	Citigroup Global Markets Inc.

The Policy:
On the Closing Date, Financial Security Assurance Inc. (the “Note Insurer” or “FSA”) will issue a financial guaranty insurance policy (the “Policy”) to the Trust Collateral Agent for the benefit of the Class A Noteholders. Pursuant to the Policy, the Note Insurer will unconditionally and irrevocably guarantee to the Class A Noteholders payment of the Scheduled Payments (as defined below) on each Payment Date.

The Policy is not covered by the property/casualty insurance security fund specified in Article 76 of the New York Insurance Law.

“Scheduled Payments” means, with respect to each Payment Date, the payments to be made to the Class A Noteholders in an aggregate amount equal to (i) the Class A Interest Payment Amount payable on such Payment Date, (ii) an amount necessary to remedy any undercollateralization of the Class A Notes and (iii) any unpaid interest and principal due on the Class A Notes on their respective Final Scheduled Payment Dates.

Scheduled Payments shall not include, nor shall coverage be provided under the Policy in respect of, any taxes, withholding or other charge imposed with respect to any Class A Note by any governmental authority. The Policy is described in greater detail in the Prospectus.

Payments to Noteholders:

Payments of interest on the Notes, to the extent funds are available therefor, will be made on the 15th day of each month (or, if the 15th day is not a Business Day, the next succeeding Business Day) (each, a “Payment Date”), commencing April 16, 2007, in the following amounts: with respect to the Class A-1 Notes, interest accrued at the Class A-1 Note Rate based on actual number of days elapsed in the applicable accrual period on the Class A-1 Note balance and with respect to the Class A-2, Class A-3 and Class A-4 Notes and the first Payment Date, 23 days of interest at Class A-2 Note Rate, Class A-3 Note Rate or Class A-4 Note Rate, as applicable, and with respect to all other Payment Dates, 30 days of interest, in each case on the Class A-2 Note balance, Class A-3 Note balance or Class A-4 Note balance, as applicable, as of the close of business on the last day of the related Collection Period (collectively, the “Class A Interest Payment Amount”).

Payments of interest on a Class of Notes will be made on a pro rata basis to holders of record of such Class as of the last day of the related accrual period (each, a “Record Date”). The Record Date for the first Payment Date will be the Closing Date. Accrued interest on the Class A-1 Notes will be calculated on an actual/360 basis and accrued interest on the Class A-2, Class A-3 and Class A-4 Notes will be calculated on a 30/360 basis.

Payments of principal on or in respect of the Class A Notes, to the extent funds are available therefor, will be distributed on each Payment Date first to Class A-1 Noteholders until the outstanding principal amount of the Class A-1 Notes is zero, then to Class A-2 Noteholders until the outstanding principal amount of the Class A-2 Notes is zero, then to Class A-3 Noteholders until the outstanding principal amount of the Class A-3 Notes is zero, and then to Class A-4 Noteholders until the outstanding principal amount of the Class A-4 Notes is zero, provided that on the Final Scheduled Payment Date for any Class A Notes, the Noteholders of such class shall be entitled to receive the then outstanding principal amount of such Class.

Priority of Payments:	On each Payment Date, the Trust Collateral Agent shall, from the Available Funds, make the following Payments in the following order of priority:

(i)
first, to LBAC, the Monthly Dealer Participation Fee Payment Amount and all unpaid Monthly Dealer Participation Fee Payment Amounts from prior Collection Periods, second, to the Servicer, the Servicing Fee, the Supplemental Servicing Fee and all unpaid Servicing Fees and Supplemental Servicing Fees from prior Collection Periods and, to the extent the Available Funds are insufficient to cover such amounts then such deficiency may be paid to the Servicer from the Deficiency Claim Amount (as defined herein) with respect to such Payment Date, if any, to the extent received by the Trust Collateral Agent from the Collateral Agent;

(ii)
to the Indenture Trustee, the Back-Up Servicer and the Custodian, the Indenture Trustee Fee, the Back-up Servicer Fee and the Custodian Fee, respectively, and all unpaid Indenture Trustee Fees, Back-up Servicer Fees and Custodian Fees from prior Collection Periods and, to the extent the remaining Available Funds are insufficient to cover such amounts then such deficiency may be paid from the Deficiency Claim Amount with respect to such Payment Date, if any, in the following order of priority, first, from amounts on deposit in the Spread Account, to the extent received by the Trust Collateral Agent from the Collateral Agent, and second, from amounts on deposit in the Supplemental Enhancement Account, to the extent withdrawn by the Trust Collateral Agent and deposited into the Collection Account.

(iii)
to the Class A-1 Noteholders, Class A-2 Noteholders, Class A-3 Noteholders and Class A-4 Noteholders, pro rata based on the note interest due on each class of Class A Notes, the sum of the Class A Interest Payment Amount and any Class A interest carryover shortfall and, to the extent the remaining Available Funds are insufficient to cover such amounts then such deficiency may be paid from the following sources in the following order of priority: (a) the remaining portion of the Deficiency Claim Amount with respect to such Payment Date, if any, in the following order of priority, first, from amounts on deposit in the Spread Account, to the extent received by the Trust Collateral Agent from the Collateral Agent, and second, from amounts on deposit in the Supplemental Enhancement Account, to the extent withdrawn by the Trust Collateral Agent and deposited into the Collection Account and (b) the Policy Claim Amount (as defined herein) with respect to such Payment Date;

(iv)
to the Class A Noteholders, the Principal Payment Amount for such Payment Date. To the extent that the remaining Available Funds are insufficient, the Class A Noteholders will receive such deficiency from the following sources in the following order of priority: (a) the remaining portion of the Deficiency Claim Amount with respect to such Payment Date, if any, in the following order of priority, first, from amounts on deposit in the Spread Account, to the extent received by the Trust Collateral Agent from the Collateral Agent, and second, from amounts on deposit in the Supplemental Enhancement Account, to the extent withdrawn by the Trust Collateral Agent and deposited into the Collection Account, and (b) the Policy Claim Amount with respect to such Payment Date, such principal being applied first, to reduce the outstanding principal amount of the Class A-1 Notes to zero, second, to reduce the outstanding principal amount of the Class A-2 Notes to zero, third, to reduce the outstanding principal amount of the Class A-3 Notes to zero, and fourth, to reduce the outstanding principal amount of the Class A-4 Notes to zero;

(v)
to the Note Insurer, an amount equal to the Reimbursement Obligations (as defined herein), other than the Insurer Premium; and to the extent that the remaining Available Funds are insufficient to cover such amounts, then such deficiency may be paid from the Deficiency Claim Amount in the following order of priority, first, from amounts on deposit in the Spread Account, to the extent received by the Trust Collateral Agent from the Collateral Agent, and second, from amounts on deposit in the Supplemental Enhancement Account, to the extent withdrawn by the Trust Collateral Agent and deposited into the Collection Account;

(vi)
to the Note Insurer, an amount equal to the Insurer Premium along with any unpaid Insurer Premiums; and to the extent that the remaining Available Funds are insufficient to cover such amounts, then such deficiency may be paid from the Deficiency Claim Amount in the following order of priority, first, from amounts on deposit in the Spread Account, to the extent received by the Trust Collateral Agent from the Collateral Agent, and second, from amounts on deposit in the Supplemental Enhancement Account, to the extent withdrawn by the Trust Collateral Agent and deposited into the Collection Account;

(vii)	to the Class C Certificateholder, the Class C Interest Payment Amount plus investment earnings on amounts on deposit in the Supplemental Enhancement Account;
(viii)
to the Collateral Agent, for deposit to the Supplemental Enhancement Account, reimbursement for any previous unreimbursed withdrawals from such account (other than amounts withdrawn and distributed to the Class C Certificateholder on current or prior Payment Dates as investment earnings on amounts on deposit in the Supplemental Account pursuant to clause (vii) above and Supplemental Enhancement Account Release Amounts distributed to the Class C Certificateholder pursuant to clause (xiii) below on prior Payment Dates);

(ix)
first, to the Trust Collateral Agent, Indenture Trustee, Back-up Servicer and Custodian, all reasonable out-of pocket expenses incurred by the Trust Collateral Agent, Indenture Trustee, Back-up Servicer and Custodian (such amount generally not to exceed, in the aggregate, $50,000 per annum) and second, to the Back-up Servicer, system conversion expenses, if any, not to exceed $100,000;

(x)	to the Collateral Agent, for deposit to the Spread Account, all remaining Available Funds;
(xi)
to the Class A Noteholders, in reduction of the outstanding principal amount thereof, all releases from the Spread Account until the Overcollateralization Amount is equal to the Required Overcollateralization Target, such amount being applied first, to reduce the outstanding principal amount of the Class A-1 Notes to zero, second, to reduce the outstanding principal amount of the Class A-2 Notes to zero, third to reduce the outstanding principal amount of the Class A-3 Notes to zero, and fourth, to reduce the outstanding principal amount of the Class A-4 Notes to zero;

(xii)	to the Class C Certificateholder from releases from the Spread Account, to pay any Class C Interest Carryover Shortfall and any Class C Supplemental Interest Payment Amount;
(xiii)
to the Class C Certificateholder, from the Supplemental Enhancement Account Release Amount until the principal balance of the Class C Certificates is equal to zero and (without duplication) any Class C Principal Deficiency Amount has been paid; and

(xiv)
first to the Class C Certificateholder, from any remaining amounts released from the Spread Account, any amounts due and unpaid on the Class C Certificate and second to the Class R Certificateholder, after the distributions in clauses (i) through (xiii) have been made all monies released from the Spread Account.

Spread Account:
As part of the consideration for the issuance of the Policy, a cash collateral account (the “Spread Account”) will be established with the Collateral Agent for the benefit of the Note Insurer and the Trust Collateral Agent on behalf of the Class A Noteholders.

Amounts on deposit in the Spread Account will be distributed to Class A Noteholders, released to the Class C Certificateholder, and thereafter released to the Class R Certificateholder as set forth in the Spread Account Agreement. However, the Spread Account Requisite Amount or the existence of the Spread Account or any other term or provision of the Spread Account Agreement may be amended, modified or terminated by the Note Insurer with the consent of the Depositor and the Collateral Agent, but without the consent of the Indenture Trustee or the Noteholders. Accordingly, Class A Noteholders should not rely on amounts in the Spread Account as a source of funds for payments on the Class A Notes.

“Spread Account Requisite Amount” will initially be equal to zero. The Spread Account Requisite Amount may be increased during the occurrence of a Trigger Event, as described herein.

Supplemental
Enhancement Account:
A cash collateral account (the “Supplemental Enhancement Account”) will be established with the Trust Collateral Agent for the benefit of the Class A Noteholders and, on a fully subordinated basis, the Class C Certificateholder. On the Closing Date the Issuing Entity expects to cause the Supplemental Enhancement Account to be fully funded in an amount equal to the Supplemental Enhancement Account Required Balance.

Amounts on deposit in the Supplemental Enhancement Account will be distributed to Class A Noteholders or released to the Class C Certificateholder to the extent described in the Prospectus. Upon written direction from the Class C Certificateholder, the Trust Collateral Agent may use funds in the Supplemental Enhancement Account to pay the Insurer Premium.

“Supplemental Enhancement Account Required Balance” means, with respect to any Payment Date, the amount required to be on deposit in the Supplemental Enhancement Account on the related Determination Date, which shall initially equal 2.50% of the sum of the Original Pool Balance and the Pre-Funding Amount, and with respect to any other date of determination, an amount equal to the least of (A) the product of (1) 2.50% and (2) the sum of the Original Pool Balance and the Pre-Funding Amount, (B) the greatest of (1) 2.50% of the aggregate outstanding Pool Balance as of the last day of the immediately preceding collection period, (2) 1.00% of the sum of the Original Pool Balance and the Pre-Funding Amount, and (3) the Required Total Enhancement Amount less the Overcollateralization Amount after giving effect to principal distributions to be made on the Notes on the current Payment Date, and (C) with respect to any date of determination after the second determination date after the end of the Funding Period, the Supplement Enhancement Account Required Balance in effect on the most recent prior date of determination.

“Supplemental Enhancement Account Release Amount” means, with respect to any Payment Date, the amount to be released from the Supplemental Enhancement Account on such Payment Date equal to the excess of the Total Enhancement Amount over the Required Total Enhancement Amount after application of clauses (i) through (xii) under “Priority of Payments” above.

Overcollateralization
Amount:
The “Overcollateralization Amount” is equal to the excess of (x) the sum of (a) the aggregate principal balance of the Receivables and (b) any amounts in the Prefunding Account, over (y) the aggregate principal amount of the Notes. On the Closing Date, the Overcollateralization Amount will be approximately 1.25% of the sum of the Original Pool Balance and the Pre-Funding Amount. To the extent the Overcollateralization Amount is below the Required Overcollateralization Target, any release from the Spread Account will be paid to the Class A Noteholders in the order of priority described above under “Priority of Payments” to accelerate principal payments thereon in order to build the Overcollateralization Amount until the Required Overcollateralization Target is reached.

Required
Overcollateralization
Target:
The “Required Overcollateralization Target” is equal to the greater of (i) the Required Total Enhancement Amount minus the Supplemental Enhancement Account Required Balance and the amount on deposit in the Spread Account and (ii) 1.00% of the sum of the Original Pool Balance and the Pre-Funding Amount.

The “Required Total Enhancement Amount,” with respect to any Payment Date, shall be equal to the greater of (i) 8.00% of the sum of the Pool Balance and any remaining balance in the Pre-Funding Account on the related Determination Date and (ii) 2.00% of the sum of the Original Pool Balance and the Pre-Funding Amount as of the Closing Date. The Required Total Enhancement Amount will be increased during the continuation of a Trigger Event, as described herein under the definition of “Trigger Event.” The Required Total Enhancement Amount may be amended, modified or terminated by the Note Insurer with the consent of the Depositor and the Collateral Agent, but without the consent of the Indenture Trustee or the Noteholders.

Tax Status of the
Trust:
In the opinion of Dewey Ballantine LLP, the Class A Notes will be characterized as indebtedness, and the Issuing Entity will not be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

ERISA Eligibility:
Subject to the conditions described in the Prospectus, the Class A Notes are expected to be eligible for purchase by employee benefit plans or other plans subject to the Employee Retirement Income Security Act of 1974, as amended, and to Section 4975 of the Internal Revenue Code of 1986, as amended. See “ERISA Considerations” in the Prospectus.

Optional Redemption:
The Class R Certificateholder may at its option redeem the Class A Notes and the Class C Certificate on any Payment Date on or after which the aggregate principal balance of the Receivables is equal to 10% or less of the sum of (a) the Original Pool Balance and (b) the Pre-Funding Amount as of the Closing Date, at a redemption price equal to the aggregate of then outstanding principal amount of the Class A Notes and the Class C Certificate (including the Class C Principal Deficiency Amount) plus all accrued and unpaid interest thereon as of such Payment Date, respectively; provided that the Class R Certificateholder's right to exercise such option will be subject to the prior approval of the Note Insurer, but only if, after giving effect thereto, a claim on the Policy would occur or any amount owing to the Note Insurer or the holders of the Class A Notes would remain unpaid as of such Payment Date.

The Sponsor/Servicer/
Custodian:	Long Beach Acceptance Corp. (“LBAC”).

The Sellers:	Long Beach Acceptance Corp. (“LBAC”) and Long Beach Acceptance Receivables Corp. Warehouse I (“LBARC WI”).

Glossary of Terms:
“Available Funds” for a Payment Date will be the sum of the following amounts (without duplication) with respect to the related Collection Period: (i) all collections on Receivables (including amounts received in connection with extensions, rebates or adjustments on Receivables granted by the Servicer in accordance with the Sale and Servicing Agreement); (ii) all proceeds received during such Collection Period with respect to Receivables that became Liquidated Receivables during such Collection Period in accordance with the Servicer’s customary servicing procedures, net of the reasonable expenses incurred by the Servicer in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable (“Liquidation Proceeds”); (iii) proceeds from Recoveries with respect to Liquidated Receivables; (iv) the Purchase Amount of each Receivable that was repurchased by the Sponsor or purchased by the Servicer as of the last day of such Collection Period; (v) any earnings on investments of funds in the Collection Account (excluding re-investment earnings on amounts in the Supplemental Enhancement Account) and (vi) any amounts distributable with respect to a Mandatory Special Redemption.

“Class C Certificate Balance” means, as of any Payment Date, the balance in the Supplemental Enhancement Account.

“Class C Certificate Rate” means, 5.00% per annum.

“Class C Supplemental Interest Rate” means, as of any Determination Date on which a Trigger Event is in effect, or on which an Insurance Agreement Event of Default has occurred, the Class C Certificate Rate, plus 1.25% per annum.

“Class C Interest Payment Amount” means, for any Payment Date, an amount equal to the product of (x) 1/12, (y) the Class C Certificate Rate and (z) the Class C Certificate Balance as of such Payment Date (without giving effect to any payments to be made on such Payment Date). In addition, the Class C Certificateholder will be entitled to receive the earnings on investments of funds in the Supplemental Enhancement Account.

“Class C Interest Carryover Shortfall” means, for any Payment Date, the sum of (i) the excess of the Class C Interest Payment Amount, and if applicable, the Class C Supplemental Interest Payment Amount for such Payment Date over the amount of interest actually paid to the holders of the Class C Certificates on such current Payment Date; (ii) (without duplication) any outstanding Class C Interest Carryover Shortfall from the preceding Payment Date; and (iii) thirty (30) days of interest on such outstanding Class C Interest Carryover Shortfall with respect to each such Payment Date or any prior Payment Date (calculated on a 30/360 basis), to the extent permitted by applicable law, at the Class C Certificate Rate or if applicable, the Class C Supplemental Interest Rate for the related Accrual Period.

“Class C Principal Deficiency Amount” means, for any Payment Date, the Initial Class C Certificate Balance, less the sum of (i) the cumulative amount of the Supplemental Enhancement Account Release Amounts distributed pursuant to clause (xiii) under “Priority of Payments” above on prior Payment Dates, and (ii) the Class C Certificate Balance for such Payment Date (after giving effect to amounts deposited into the Supplemental Enhancement Account pursuant to clause (viii) and before giving effect to the payments pursuant to clause (xiii) under “Priority of Payments” above).

“Class C Supplemental Interest Payment Amount” means, for any Payment Date, (a) if no Trigger Event is in effect or Insurance Agreement Event of Default has occurred, the product of (x) the Class C Certificate Rate and (y) the Class C Principal Deficiency Amount; or (b) if a Trigger Event is in effect, or an Insurance Agreement Event of Default has occurred, the sum of (x) the product of 9.00%, per annum, and the Class C Principal Deficiency Amount, and (y) the product of 3.00%, per annum, and the Class C Principal Balance.

“Closing Date” means March 22, 2007.

“Deficiency Claim Amount” means, with respect to any Determination Date, the amount, if any, by which the amount of the Available Funds with respect to such Determination Date is less than the sum of the amounts payable on the related Determination Date pursuant to clauses (i) through (vi) under “Priority of Payments” above. The Deficiency Claim Amount will be drawn first from the Spread Account and second from the Supplemental Enhancement Account, in each case to the extent available, to make payments pursuant to clauses (i) through (vi) under “Priority of Payments” above (provided that, the Supplemental Enhancement Account may only be used to pay clause (vi) under “Priority of Payments” above if the Class C Certificateholder provides written direction to the Indenture Trustee to pay such amount prior to the related Payment Date. Any Deficiency Claim Amount will not include principal payments with respect to any Payment Date (other than the Final Scheduled Payment Date for any Class of Notes) unless the Overcollateralization Amount for such payment date is equal to zero.

“Determination Date” with respect to any Payment Date, will be the fourth Business Day preceding such Payment Date.

“Events of Default” under the indenture will consist of:
1)	a default in the payment of any interest on any Note when due which default continues for five days;
2)	a default in the payment of the Principal Payment Amount on the related final scheduled payment date of any class of Class A Notes;
3)
so long as a default by the Note Insurer under the Policy has occurred and is continuing, a default in the observance or performance of any other covenant or agreement of the Issuing Entity made in the indenture which default continues for a period of 30 days after written notice to the Issuing Entity;

4)	so long as a default by the Note Insurer under the Policy has occurred and is continuing, specified events of bankruptcy, insolvency, receivership or liquidation of the Issuing Entity; and
5)
so long as a default by the Note Insurer under the Policy has not occurred and is not continuing, an Insurance Agreement Indenture Cross Default has occurred and is continuing under the insurance agreement pursuant to which the Policy was issued; and the insurer has delivered to the Issuing Entity, the Indenture Trustee and the Rating Agencies a written notice that an Insurance Agreement Indenture Cross Default constitutes an event of default under the indenture and that notice has not been rescinded.

“Initial Cut-off Date” means February 28, 2007.

“Insurance Agreement Indenture Cross Defaults” will consist of:
1)	a demand for payment under the Policy;
2)	events of bankruptcy, insolvency, receivership or liquidation of the Issuing Entity, LBAC or the Depositor;
3)
on any Payment Date, after taking into account the application of the sum of Available Funds for the related collection period plus the amounts available in the Spread Account and the amounts available in the Supplemental Enhancement Account for such Payment Date, any amount listed in clauses (i) through (vii) under the “Priority of Payments” above has not been paid in full within 30 days of the Payment Date or 10 days after the Issuing Entity and LBAC have received written notice from the Note Insurer, whichever occurs first;

4)	the Issuing Entity becoming taxable as an association (or publicly traded partnership) taxable as a corporation for federal or state income tax purposes;
5)	the notes not being treated as debt for federal or state income tax purposes and such characterization has a material adverse effect on the trust estate, the Noteholders or the Note Insurer; and
6)
any failure by the Issuing Entity to observe or perform in any material respect any other covenants or agreements in the indenture (other than a default in the payment of the interest or principal on any note when due), or any representation or warranty of the Issuing Entity made in the indenture or in any certificate or other writing delivered under or in connection with the indenture proving to have been incorrect in any material respect when made, and the failure continuing or not being cured, or the circumstance or condition for which the representation or warranty was incorrect not having been eliminated or otherwise cured, for 30 days after the giving of written notice of the failure or incorrect representation or warranty to the Issuing Entity and the indenture trustee by the Note Insurer.

“Insurer Premium” means 0.140% of the Class A Note Balance.

“Liquidated Receivable” means any Receivable with respect to which any of the following shall have occurred (without duplication): (i) the Receivable has been liquidated by the Servicer through the sale of the related Financed Vehicle, (ii) the related Obligor has failed to pay at least 95% of a scheduled payment by its due date and such failure continues for 60 days (calculated based on a 360-day year consisting of twelve 30-day months) after the first day on which the Servicer may legally sell or otherwise dispose of the related Financed Vehicle following its repossession, (iii) the related Obligor fails to pay at least 95% of a scheduled payment by its due date and such failure continues for 150 or more consecutive days (calculated based on a 360-day year consisting of twelve 30-day months) as of the end of a Collection Period or (iv) proceeds have been received which, in the Servicer's good faith judgment, constitute the final amounts recoverable in respect of such Receivable.

“Payahead Amount” means, with respect to Receivables that are actuarial receivables or Rule of 78 receivables, payments remitted by the related obligor prior to the related Cut-off Date in excess of the aggregate of scheduled receivables payments, Servicer expenses and late fees, if any, retained by the Servicer in accordance with its payment application procedures.

“Policy Claim Amount” means, with respect to any Payment Date,

(1) the Scheduled Payments, for such Payment Date minus
(2) any reduction in the amounts described in clause (1) above on such Payment Date after giving effect to the application of Available Funds and all funds drawn in respect of the Deficiency Claim Amount.

“Pool Balance” as of the close of business on the last day of a Collection Period means the aggregate principal balance of the Receivables as of such date (excluding Liquidated Receivables and Receivables purchased by LBAC or the Servicer pursuant to the Sale and Servicing Agreement).

“Principal Payment Amount” means, (i) for any Payment Date other than the Final Scheduled Payment Date for any class of the Class A Notes, the amount, if any, by which the outstanding principal amount of the Class A Notes exceeds the sum of (a) the aggregate outstanding principal balance of the Receivables as of the end of the related Collection Period and (b) any amounts remaining in the Pre-Funding Account; and (ii) with respect to the Final Scheduled Payment Date for any class of the Class A Notes, an amount equal to the greater of (a) the amount calculated in clause (i) above and (b) the then outstanding principal amount of the respective class of Notes.

“Purchase Agreement” means the Purchase Agreement dated as of March 1, 2007, among the Depositor, LBAC and LBARC WI, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, relating to the purchase of the Receivables by the Depositor from LBAC and LBARC WI.

“Purchase Amount” means, with respect to a Receivable, the amount, as of the close of business on the last day of a Collection Period, required to prepay in full such Receivable (after giving effect to the application of any Liquidation Proceeds and Recoveries collected in respect of such Receivable on or prior to the last day of such Collection Period) under the terms thereof including accrued and unpaid interest thereon to the end of the month of purchase. The Purchase Amount relating to any Receivable that became a Liquidated Receivable during any Collection Period preceding the month of purchase shall be treated as Recoveries in respect of such Receivable.

“Reimbursement Obligations” means, with respect to each Payment Date, any amounts due to the Note Insurer under the terms of the Sale and Servicing Agreement or the Insurance Agreement and with respect to which the Note Insurer has not been previously paid.

“Recoveries” means, with respect to each Liquidated Receivable, the monies collected from whatever source, during any Collection Period following the Collection Period in which such Receivable became a Liquidated Receivable, net of the reasonable costs of liquidation plus any amount required by law to be remitted to the Obligor.

“Servicing Fee” means, with respect to each Payment Date, an amount equal to the product of (i) one-twelfth, (ii) the Pool Balance as of the second preceding Collection Period and (iii) 1.75%. There are additional fees due to the Custodian, Back-up Servicer and Owner Trustee in aggregate equal to the product of (i) one-twelfth, (ii) the Pool Balance as of the second preceding Collection Period and (iii) 0.033%.

“Supplemental Servicing Fee” means, all administrative fees, expenses and charges paid by or on behalf of obligors, including, without limitation , prepayment fees and liquidation fees collected on the contracts during the preceding calendar month (but excluding any fees or expenses related to extensions, rebates or adjustments).

“Trigger Event” shall be in effect when any of the thresholds in the below charts are exceeded:
1)	If a Trigger Event below has occurred and is continuing, the Required Total Enhancement Amount will be 13.00%.

Period	Cumulative gross default trigger	Cumulative net loss trigger	Delinquency rate trigger
3	1.57%	0.79%	4.25%
6	3.13%	1.57%	4.25%
9	3.73%	1.96%	4.25%
12	5.88%	3.13%	4.25%
15	6.77%	3.56%	5.25%
18	8.56%	4.28%	5.25%
21	8.98%	4.66%	5.25%
24	9.40%	5.17%	5.25%
27	10.00%	5.50%	6.25%
30	10.91%	6.00%	6.25%
33	11.52%	6.34%	6.25%
36	12.12%	6.67%	6.25%
39	12.43%	6.83%	6.25%
42	12.72%	7.00%	6.25%
45	12.72%	7.00%	6.25%
48	12.72%	7.00%	6.25%
51	12.72%	7.00%	6.25%
54	12.72%	7.00%	6.25%
57	12.72%	7.00%	6.25%
60	12.72%	7.00%	6.25%

2)
If a Trigger Event below has occurred and is continuing, the Spread Account Requisite Amount will be unlimited and the Required Total Enhancement Amount may increase up to the aggregate principal amount of the Notes.

Period	Cumulative gross default trigger	Cumulative net loss trigger	Delinquency rate trigger
3	1.85%	1.02%	6.25%
6	3.39%	1.87%	6.25%
9	4.31%	2.37%	6.25%
12	6.15%	3.39%	6.25%
15	7.00%	3.85%	7.25%
18	8.39%	4.61%	7.25%
21	9.80%	5.39%	7.25%
24	10.63%	5.85%	7.25%
27	11.48%	6.31%	8.25%
30	12.30%	6.76%	8.25%
33	13.15%	7.24%	8.25%
36	13.71%	7.54%	8.25%
39	13.98%	7.69%	8.25%
42	14.54%	8.00%	8.25%
45	14.54%	8.00%	8.25%
48	14.54%	8.00%	8.25%
51	14.54%	8.00%	8.25%
54	14.54%	8.00%	8.25%
57	14.54%	8.00%	8.25%
60	14.54%	8.00%	8.25%

All or any of the thresholds specified in items (1) and (2) may be amended, waived, reduced, increased or terminated by the Note Insurer and the Depositor without the consent of the Indenture Trustee or Class A Noteholders so long as a default by the Note Insurer shall not have occurred and be continuing.

“Total Enhancement Amount” means, on any Payment Date, the aggregate, in any combination, of the following:
(i)	the amount on deposit in the Spread Account;
(ii)	amounts on deposit in the Supplemental Enhancement Account exclusive of investment earnings; and
(iii)	the Overcollateralization Amount.

LONG BEACH ACCEPTANCE AUTO RECEIVABLES TRUST 2007-A

Initial Receivables as of the Cut-off Date

Total Current Balance:	$413,615,839.43
Total Amount Financed:	$459,838,162.26

Number of Total Portfolio Loans:	22,141

			Minimum		Maximum
Average Current Balance:	$18,680.99		$1,007.88		$88,713.51
Average Amount Financed:	$20,768.63		$2,900.00		$90,031.39

Weighted Average APR:	12.2723%		3.0000%		21.9900%
Weighted Average Adjusted APR:	12.2723%		3.0000%		21.9900%

Non-Zero Weighted Average FICO Score:	640		500		880

Weighted Average Original Loan Term:	69	months	12	months	72	months
Weighted Average Remaining Term:	65	months	3	months	72	months
Weighted Average Loan Age:	4	months	0	months	71	months

Top Dealer State Concentrations ($):	40.55 % California, 10.26 % Arizona, 10.03 % Florida
Top Borrower State Concentrations ($):	40.66 % California, 10.22 % Arizona, 10.01 % Florida
New-Used Breakdown ($):	61.43 % Used, 38.57 % New
Top Manufacturer Concentrations ($):	18.46 % CHEVROLET, 16.39 % FORD, 10.82 % DODGE

Contract Date:			Mar. 15, 2001		Feb. 28, 2007
Maturity Date:			May 01, 2007		Mar. 20, 2013

Loan Type:	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
Precomputed	265	$3,514,109.76	0.85%
Simple Interest	21,876	410,101,729.67	99.15
Total	22,141	$413,615,839.43	100.00%

New/Used:	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
New	7,135	$159,532,842.21	38.57%
Used	15,006	254,082,997.22	61.43
Total	22,141	$413,615,839.43	100.00%

Contract Date:	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
01/01/01 - 12/31/01	10	$53,193.37	0.01%
01/01/02 - 12/31/02	2,702	18,371,735.09	4.44
01/01/03 - 12/31/03	325	2,468,044.60	0.60
01/01/04 - 12/31/04	14	135,482.07	0.03
01/01/05 - 09/30/05	11	100,438.67	0.02
10/01/05 - 10/31/05	2	27,237.85	0.01
11/01/05 - 11/30/05	6	119,882.58	0.03
12/01/05 - 12/31/05	6	93,670.99	0.02
01/01/06 - 01/31/06	1	8,085.15	0.00
02/01/06 - 02/28/06	8	95,463.12	0.02
03/01/06 - 03/31/06	4	46,550.76	0.01
04/01/06 - 04/30/06	7	110,054.42	0.03
05/01/06 - 05/31/06	13	218,296.95	0.05
06/01/06 - 06/30/06	11	109,851.43	0.03
07/01/06 - 07/31/06	15	256,678.54	0.06
08/01/06 - 08/31/06	62	1,425,414.09	0.34
09/01/06 - 09/30/06	265	5,312,913.29	1.28
10/01/06 - 10/31/06	2,612	52,971,409.62	12.81
11/01/06 - 11/30/06	3,783	77,231,775.36	18.67
12/01/06 - 12/31/06	4,022	83,719,791.49	20.24
01/01/07 - 01/31/07	4,692	96,989,894.07	23.45
02/01/07 - 02/28/07	3,570	73,749,975.92	17.83
Total	22,141	$413,615,839.43	100.00%

Current Balance ($):	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
1,008 - 2,500	361	$704,084.29	0.17%
2,501 - 5,000	726	2,732,293.44	0.66
5,001 - 7,500	1,304	8,340,208.08	2.02
7,501 - 10,000	1,698	14,935,000.59	3.61
10,001 - 12,500	1,770	19,918,150.25	4.82
12,501 - 15,000	2,109	29,176,984.89	7.05
15,001 - 17,500	2,315	37,621,883.29	9.10
17,501 - 20,000	2,521	47,208,341.53	11.41
20,001 - 22,500	2,298	48,787,327.18	11.80
22,501 - 25,000	1,954	46,298,295.72	11.19
25,001 - 27,500	1,673	43,797,045.96	10.59
27,501 - 30,000	1,130	32,388,547.90	7.83
30,001 - 35,000	1,371	44,225,184.32	10.69
Greater than 35,000	911	37,482,491.99	9.06
Total	22,141	$413,615,839.43	100.00%

APR (%):	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
3.000	1	$23,254.83	0.01%
3.001 - 4.000	12	127,032.40	0.03
4.001 - 5.000	2	23,044.01	0.01
5.001 - 6.000	135	1,694,988.55	0.41
6.001 - 7.000	876	15,313,514.10	3.70
7.001 - 8.000	1,472	27,527,157.29	6.66
8.001 - 9.000	1,914	36,195,644.38	8.75
9.001 - 10.000	2,481	48,617,404.19	11.75
10.001 - 11.000	2,061	40,848,848.34	9.88
11.001 - 12.000	2,065	40,934,963.08	9.90
12.001 - 13.000	2,152	42,150,805.06	10.19
13.001 - 14.000	2,067	40,388,865.56	9.76
14.001 - 15.000	2,120	40,188,143.15	9.72
15.001 - 16.000	1,752	32,014,879.55	7.74
16.001 - 17.000	1,353	23,139,666.25	5.59
17.001 - 18.000	804	12,736,997.13	3.08
18.001 - 19.000	449	6,170,520.32	1.49
19.001 - 20.000	244	3,237,502.48	0.78
20.001 - 21.000	175	2,243,125.72	0.54
21.001 - 22.000	6	39,483.04	0.01
Total	22,141	$413,615,839.43	100.00%

Adjusted APR (%):	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
3.000	1	$23,254.83	0.01%
3.001 - 4.000	12	127,032.40	0.03
4.001 - 5.000	2	23,044.01	0.01
5.001 - 6.000	135	1,694,988.55	0.41
6.001 - 7.000	876	15,313,514.10	3.70
7.001 - 8.000	1,472	27,527,157.29	6.66
8.001 - 9.000	1,914	36,195,644.38	8.75
9.001 - 10.000	2,481	48,617,404.19	11.75
10.001 - 11.000	2,061	40,848,848.34	9.88
11.001 - 12.000	2,065	40,934,963.08	9.90
12.001 - 13.000	2,152	42,150,805.06	10.19
13.001 - 14.000	2,067	40,388,865.56	9.76
14.001 - 15.000	2,120	40,188,143.15	9.72
15.001 - 16.000	1,752	32,014,879.55	7.74
16.001 - 17.000	1,353	23,139,666.25	5.59
17.001 - 18.000	804	12,736,997.13	3.08
18.001 - 19.000	449	6,170,520.32	1.49
19.001 - 20.000	244	3,237,502.48	0.78
20.001 - 21.000	175	2,243,125.72	0.54
21.001 - 22.000	6	39,483.04	0.01
Total	22,141	$413,615,839.43	100.00%

Remaining Term (Months):	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
3 - 6	182	$395,484.19	0.10%
7 - 12	708	2,399,378.80	0.58
13 - 18	455	2,910,939.41	0.70
19 - 24	1,585	13,615,238.58	3.29
25 - 30	193	2,156,923.02	0.52
31 - 36	343	3,065,341.64	0.74
37 - 42	81	775,078.79	0.19
43 - 48	799	8,979,234.87	2.17
49 - 54	159	2,033,498.94	0.49
55 - 60	3,731	58,140,394.41	14.06
61 - 66	1,104	19,108,466.26	4.62
67 - 72	12,801	300,035,860.52	72.54
Total	22,141	$413,615,839.43	100.00%

Loan Age (Months):	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
0	5,500	$113,822,408.02	27.52%
1	4,062	84,531,951.85	20.44
2	4,072	84,100,170.32	20.33
3	3,786	76,819,267.29	18.57
4-6	1,595	32,313,250.07	7.81
7 and greater	3,126	22,028,791.88	5.33
Total	22,141	$413,615,839.43	100.00%

Dealer State:	Number of Mortgage Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
California	8,562	$167,724,250.09	40.55%
Arizona	2,128	42,442,356.99	10.26
Florida	2,152	41,480,782.56	10.03
Texas	1,873	38,483,834.25	9.30
Nevada	1,301	27,183,220.39	6.57
Georgia	933	16,550,598.90	4.00
Colorado	865	14,792,815.30	3.58
North Carolina	684	11,212,872.21	2.71
Washington	604	9,738,674.67	2.35
New Jersey	356	5,826,428.89	1.41
South Carolina	379	5,695,024.04	1.38
Maryland	245	4,944,783.13	1.20
Missouri	319	4,940,758.56	1.19
All Others (20)	1,740	22,599,439.45	5.46
Total	22,141	$413,615,839.43	100.00%

Collateral Year:	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
1992	2	$14,123.60	0.00%
1993	2	15,694.31	0.00
1994	2	19,314.11	0.00
1995	8	85,627.13	0.02
1996	23	152,518.94	0.04
1997	102	561,702.82	0.14
1998	270	1,622,756.55	0.39
1999	779	5,442,887.63	1.32
2000	984	8,526,608.09	2.06
2001	1,268	13,903,037.19	3.36
2002	2,009	24,976,285.46	6.04
2003	2,417	39,739,758.93	9.61
2004	2,506	49,628,181.58	12.00
2005	2,344	47,133,178.23	11.40
2006	5,306	120,223,733.61	29.07
2007	4,114	101,408,177.12	24.52
2008	5	162,254.13	0.04
Total	22,141	$413,615,839.43	100.00%

Manufacturer:	Number of Automobile Loans	Principal Balance Outstanding as of the Cutoff Date	% of Aggregate Principal Balance Outstanding as of the Cutoff Date
ACURA	129	$2,409,770.89	0.58%
AM GENERAL	63	2,100,583.49	0.51
ASTON MARTIN	1	48,969.18	0.01
AUDI	42	791,518.27	0.19
BMW	187	4,128,606.48	1.00
BUICK	100	1,457,985.82	0.35
CADILLAC	249	6,178,867.85	1.49
CHEVROLET	3,808	76,336,994.38	18.46
CHRYSLER	887	16,244,544.35	3.93
DODGE	2,264	44,732,737.21	10.82
FORD	3,790	67,787,396.44	16.39
GMC	580	12,145,174.62	2.94
HONDA	946	15,412,243.54	3.73
HYUNDAI	556	8,792,914.53	2.13
INFINITI	125	2,844,246.35	0.69
ISUZU	78	1,041,676.62	0.25
JAGUAR	47	1,040,557.43	0.25
JEEP	718	12,861,219.66	3.11
KIA	886	15,480,967.97	3.74
LAND ROVER	23	534,605.37	0.13
LEXUS	153	3,322,975.66	0.80
LINCOLN	148	3,126,214.84	0.76
MASERATI	1	78,375.94	0.02
MAZDA	344	5,495,061.21	1.33
MERCEDES	343	8,991,361.57	2.17
MERCURY	145	1,925,418.60	0.47
MITSUBISHI	344	4,270,414.46	1.03
NISSAN	2,158	43,335,490.58	10.48
OLDSMOBILE	52	359,988.77	0.09
PLYMOUTH	17	99,426.37	0.02
PONTIAC	433	6,589,841.67	1.59
PORSCHE	27	787,979.01	0.19
RANGE ROVER	2	54,276.76	0.01
SAAB	18	362,764.11	0.09
SATURN	222	3,270,565.78	0.79
SUBARU	69	1,212,915.10	0.29
SUZUKI	178	2,843,835.06	0.69
TOYOTA	1,711	30,262,228.21	7.32
VOLKSWAGEN	212	3,232,768.96	0.78
VOLVO	85	1,622,356.32	0.39
Total	22,141	$413,615,839.43	100.00%

$486,000,000(Approximate)

Long Beach Acceptance Auto Receivables Trust 2007-A
Class A-1, Class A-2, Class A-3 and Class A-4

Long Beach Acceptance Corp.
Sponsor and Servicer

Long Beach Acceptance Receivables Corp.
Depositor

March 12, 2007

DISCLAIMER

Long Beach Acceptance Receivables Corp. and Long Beach Acceptance Receivables Corp. II, as co-registrants, have filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the co-registrants have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-422-2006. The registration statement referred to above may be accessed by clicking on the following hyperlink: http://www.sec.gov/Archives/edgar/data/1348351/000114420406012923/0001144204-06-012923-index.htm

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

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Weighted Average Life Tables

Class A-1 to Maturity
Flat Price	1.25% ABS	1.50% ABS	1.60% ABS	1.70% ABS	1.80% ABS	2.00% ABS	2.25% ABS
WAL (yr)	0.34	0.31	0.29	0.28	0.26	0.21	0.20
MDUR (yr)	0.33	0.30	0.28	0.27	0.25	0.20	0.19
First Prin Pay	04/15/07	04/15/07	04/15/07	04/15/07	04/15/07	04/15/07	04/15/07
Last Prin Pay	11/15/07	10/15/07	10/15/07	10/15/07	09/15/07	09/15/07	08/15/07

Class A-2 to Maturity
Flat Price	1.25% ABS	1.50% ABS	1.60% ABS	1.70% ABS	1.80% ABS	2.00% ABS	2.25% ABS
WAL (yr)	1.21	1.09	1.04	1.00	0.96	0.90	0.84
MDUR (yr)	1.14	1.03	0.99	0.95	0.91	0.86	0.80
First Prin Pay	11/15/07	10/15/07	10/15/07	10/15/07	09/15/07	09/15/07	08/15/07
Last Prin Pay	01/15/09	11/15/08	11/15/08	10/15/08	09/15/08	08/15/08	07/15/08

Class A-3 to Maturity
Flat Price	1.25% ABS	1.50% ABS	1.60% ABS	1.70% ABS	1.80% ABS	2.00% ABS	2.25% ABS
WAL (yr)	2.36	2.15	2.07	2.00	1.93	1.80	1.65
MDUR (yr)	2.17	1.99	1.92	1.85	1.79	1.68	1.55
First Prin Pay	01/15/09	11/15/08	11/15/08	10/15/08	09/15/08	08/15/08	07/15/08
Last Prin Pay	02/15/10	11/15/09	10/15/09	09/15/09	08/15/09	06/15/09	04/15/09

Class A-4 to Optional Redemption
Flat Price	1.25% ABS	1.50% ABS	1.60% ABS	1.70% ABS	1.80% ABS	2.00% ABS	2.25% ABS
WAL (yr)	3.80	3.49	3.35	3.22	3.09	2.87	2.63
MDUR (yr)	3.37	3.12	3.01	2.90	2.79	2.61	2.41
First Prin Pay	02/15/10	11/15/09	10/15/09	09/15/09	08/15/09	06/15/09	04/15/09
Last Prin Pay	07/15/11	03/15/11	01/15/11	11/15/10	09/15/10	06/15/10	03/15/10

Class A-4 to Maturity
Flat Price	1.25% ABS	1.50% ABS	1.60% ABS	1.70% ABS	1.80% ABS	2.00% ABS	2.25% ABS
WAL (yr)	3.96	3.63	3.49	3.36	3.23	2.98	2.71
MDUR (yr)	3.49	3.23	3.11	3.00	2.90	2.70	2.47
First Prin Pay	02/15/10	11/15/09	10/15/09	09/15/09	08/15/09	06/15/09	04/15/09
Last Prin Pay	10/15/12	04/15/12	02/15/12	11/15/11	08/15/11	03/15/11	10/15/10

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